IN THE UNITED STATES DISTRICT COURT
          FOR THE NORTHERN DISTRICT OF OHIO
          EASTERN DIVISION

          - - - - - - - - - - - - - - - - - x      CASE NO. 1:95CV 2793
          RUTH BRADY et al.,
                                            :
                              Plaintiffs,
                                            :
                    -vs-                           COMPLAINT FOR INJUNCTIVE
                                            :      RELIEF
          RITE AID CORPORATION,
                                            :
                              Defendant.
                                            :
          - - - - - - - - - - - - - - - - - x

                    Ruth Brady, on behalf of herself and the members of the plaintiff class alleged herein, for their Complaint against Rite Aid Corp. ("Rite Aid"), allege as follows:

                           THE PARTIES AND CLASS ALLEGATION

                    1. On information and belief, Rite Aid is a Delaware corporation, headquartered in Camp Hill, PA.

                    2. Plaintiff Ruth Brady resides and works in Cleveland, Ohio.

                    3. Plaintiff Brady is a purchaser of retail goods for personal use, i.e., a "consumer."

                    4. Plaintiff Brady is customer of Revco stores, primarily in the Cleveland, Ohio metropolitan area, and she is the named member of the plaintiff class alleged herein.

                    5. The plaintiff class is, in the alternative, (a) all Revco customers in the Cleveland metropolitan area, (b) all Revco customers in the State of Ohio, (c) all customers of Revco stores in cities where Rite Aid and Revco both operate at least one store, or, (d) all customers of Revco stores in the United States.

                    6. Plaintiffs submit that (a) the class is so numerous that joinder of all members in impracticable; (b) there are questions of law and fact common to the class; (c) the claims of the representative party, Ms. Brady, are typical of the claims of the class; and (d) the representative party, Ms. Brady, will fairly and adequately protect the interests of the class.

                      NATURE OF ACTION, JURISDICTION, AND VENUE

                    7. In bringing this action, plaintiffs seek preliminary and permanent relief enjoining Rite Aid from acquiring Revco, or, if the transaction has been completed, plaintiffs seek an order by this Court requiring recision of the acquisition.

                    8. Pending determination of this action, plaintiffs seek an order preliminarily enjoining Rite Aid from acquiring any shares of Revco stock, voting any shares of Revco stock and exercising any influence or control over Revco or Revco's management and policies.

                    9. The Court has jurisdiction over plaintiffs' claims pursuant to 28 U.S.C. SECTION 1331 and SECTION 1337(a), and Section 16 of the Clayton Act, 15 U.S.C. SECTION 26.

                    10. Venue is proper in this district pursuant to 15 U.S.C. SECTION 22 and 28 U.S.C. SECTION 1391(c).

                                  FACTUAL BACKGROUND

                    11.  On information and belief, the proposed
          acquisition became public on or about Nov. 29, 1995.

                    12.  On information and belief, the proposed
          acquisition would nearly double Rite Aid's size.

                    13. The proposed merger continues a "buying binge" by Rite Aid, Plain Dealer, Nov. 30, 1995. On information and belief, Rite Aid has acquired six companies with more than 300 stores in the last two years alone.

                    14. The drug store industry has been experiencing widespread consolidation for years. On information and belief, since 1990, more than 9,000 independent pharmacies -- including hundreds in Ohio -- have closed.

                    15. On information and belief, Rite Aid would close 300 stores as a consequence of the proposed acquisition.

                    16. The proposed acquisition will contribute to higher concentration among firms in the drug store industry.

                    17. On information and belief, Rite Aid would have the highest market share in over 75 percent of the markets in which it operates following the proposed merger.

                    18.  The acquisition of Revco would decrease
          competition in the drug store industry by eliminating a large, visible competitor, Revco.

                    19. On information and belief, Rite Aid defends the acquisition on the basis that it will produce "big" economies of scale.

                    20. There is already significant concentration in the drug store industry in Northeast Ohio and Greater Cleveland without the merger. On information and belief, the top 4 competitors in Greater Cleveland have at least a 66% combined share of the market.

                    21. Rite Aid is listed as having an 11% share of the Greater Cleveland drug store market, the third largest share in that market despite Rite Aid's number one rank nationally.

                    22. On information and belief, Rite Aid would have the largest market share in Greater Cleveland, at least 32%, upon completion of the proposed acquisition.

                    23. On information and belief, the economies of scale in the drug store industry are a significant barrier for firms wishing to enter the industry.

                    24. On information and belief, Revco is not a "failing company" as defined in cases interpreting Section 7.

                    25. Plaintiffs allege that the effect of the proposed acquisition may be substantially to lessen competition, or tend to create a monopoly.

                    26.  On information and belief, the proposed
          acquisition would result in higher prices -- either in the near term or eventually -- for some or all of the goods plaintiffs currently buy at Revco stores and thereby plaintiffs would sustain a loss or damage by a violation of the antitrust laws if the proposed merger is consummated.

                    27. On information and belief, some drug stores that plaintiffs now patronize would be closed pursuant to the proposed merger, resulting in loss or damage to plaintiffs by a violation of the antitrust laws in the form of decreased convenience.

                    28. On information and belief, the selection of goods now available to them in drug stores would diminish pursuant to the proposed merger, causing plaintiffs loss or damage by a violation of the antitrust laws.

                                      COUNT ONE

                    29.  Plaintiffs incorporate by reference the
          allegations contained in Paragraphs 1 through 28 of this Complaint.

                    30. Section 7 forbids the acquisition of Revco by Rite Aid as the transaction's effect may be substantially to lessen competition or tend to create a monopoly.

                    31. To vindicate the mandate of Section 7, the Court should preliminarily and permanently enjoin the subject transaction or order recision of it if it has already been consummated. This Court should also enjoin Rite Aid from buying any more Revco stock or taking any action integrating the two company's operations.

                    WHEREFORE, plaintiffs pray for the following relief:

                    On Count One, a preliminary and permanent injunction enjoining Rite Aid from acquiring Revco, or ordering recision of the transaction if it has already been consummated; and

                    An order that Rite Aid be preliminarily enjoined from

                    (a) acquiring or attempting to take any further action to acquire any shares of Revco stock;

                    (b)  voting in any manner any Revco shares; and

                    (c) exercising or seeking to exercise, directly or indirectly, any influence or control over Revco or Revco's management or policies;

                    An award of the costs of this litigation, including reasonable attorney fees; and

                    Any and all other relief as the Court deems just and proper.

                                        Respectfully submitted:

                                        /s/ William M. Saks
                                        William M. Saks (0055472)
                                        2511 Overlook Road
                                        Cleveland Heights, Ohio  44106
                                        (216) 321-7335

                                        Attorney for Plaintiffs